EX-99-a.2.i

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	Delaware Group Premium Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The FIRST paragraph of the Certificate of Trust is amended and restated in its entirety as follows:

“FIRST: The name of the statutory trust is Delaware VIP Trust.”

3.	This Certificate of Amendment shall be effective upon filing of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 26th day of November, 2002 A.D.

By:	/s/ David K. Downes
Trustee

Name:	David K. Downes